Exhibit 10.18

MARTEN TRANSPORT, LTD.
DEFERRED COMPENSATION PLAN

MARTEN TRANSPORT, LTD.
DEFERRED COMPENSATION PLAN

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Table of Contents
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MARTEN TRANSPORT, LTD.
DEFERRED COMPENSATION PLAN

ARTICLE 1.
INTRODUCTION; DEFINITIONS

1.1.	Plan Name. The name of the Plan is the “Marten Transport, Ltd. Deferred Compensation Plan.”

1.2.	Plan Purposes. The purposes of the Plan are to

(a)	assist the Participating Employers in attracting and retaining key executives,

(b)	provide an employer-sponsored tax-deferred capital accumulation vehicle for key executives, and

(c)	encourage additional retirement savings by eligible executives and directors.

1.3.
Plan Type.  The Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  It is intended that the Plan is exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA by operation of sections 201(2), 301(a)(3) and 401(a)(4) thereof, respectively, and from the provisions of Title IV of ERISA, to the extent otherwise applicable, by operation of section 4021(b)(6) thereof.  The Plan is intended to be a nonqualified deferred compensation plan that will comply in form and operation with the requirements of Code section 409A.  The Plan will be construed and administered in a manner that is consistent with and gives effect to the foregoing.

1.4.	Plan Background. The Company adopted the Plan on and effective as of August 17, 2010.

1.5.	Definitions. The definitions set forth in this Section apply in constructing this instrument unless the context otherwise indicates.

Account.  “Account” means the bookkeeping account or accounts maintained with respect to a Participant pursuant to Section 3.1.

Administrator. “Administrator” means the Chief Financial Officer of the Company unless and until a different Administrator is appointed by the Board, or the person to whom administrative duties are delegated pursuant to the provisions of Section 8.1, as the context requires.

Affiliate.  “Affiliate” means any person with whom a Participating Employer would be treated as a single employer under Code section 414(b) or 414(c).

Annual Bonus. “Annual Bonus” for a Plan Year means the annual bonus earned by a Qualified Employee during the Plan Year for his or her services during the Plan Year as an employee and paid from a United States payroll by a Participating Employer.

Base Compensation. “Base Compensation” for a Plan Year means the base salary payable from a United States payroll to a Qualified Employee Participant by a Participating Employer for the Employee Participant’s services during the Plan Year as a Qualified Employee, including any elective deferrals that would have been paid in cash but for the Qualified Employee’s election to defer.

Board.  “Board” means the board of directors of the Company or Subsidiary in question.  When the Plan provides for an action to be taken by the Board, the action may be taken by any committee or individual authorized to take such action pursuant to a proper delegation by the board of directors in question.

Beneficiary. “Beneficiary” with respect to a Participant is the person designated or otherwise determined under the provisions of Section 4.3(e) as the distributee of benefits payable after the Participant’s death.  A person designated or otherwise determined to be a Beneficiary under the terms of the Plan has no interest in or right under the Plan until the Participant in question has died.  A Beneficiary will cease to be such on the day on which all benefits to which he, she or it is entitled under the Plan have been distributed.

Cause.  If the Participant is party to a Change in Control Severance Agreement with the Company, the term “Cause” shall be as defined in such Change in Control Severance Agreement.  If the Participant is not a party to a Change in Control Severance Agreement with the Company, the term “Cause” shall be as defined in the Marten Transport, Ltd. 2005 Stock Incentive Plan.

Change in Control.  “Change in Control” shall have the meaning given to it in the Marten Transport Ltd. 2005 Stock Incentive Plan, provided such event constitutes a change in control event under Code section 409A.

Code. “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to that provision as it may be amended from time to time, to any successor provision, to any regulations promulgated thereunder and to any binding pronouncements relating thereto.

Company.  “Company” means Marten Transport, Ltd.

Company Stock.  “Company Stock” means shares of common stock issued by the Company.

Discretionary Account.  “Discretionary Account” means the account maintained for a Participant pursuant to Section 3.1(b).

ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Any reference to a specific provision of ERISA includes a reference to that provision as it may be amended from time to time and to any successor provision.

Participant.  “Participant” means a current or former Qualified Employee to whose Account amounts have been credited pursuant to Article 3 and who has not ceased to be a Participant pursuant to Section 2.8.

Participant Deferral Account.  “Participant Deferral Account” means the account maintained for a Participant pursuant to Section 3.1(a).

Participating Employer.  “Participating Employer” means the Company and any Subsidiary that has adopted the Plan, or all of them collectively, as the context requires.  A Subsidiary will cease to be a Participating Employer upon its ceasing to be a Subsidiary and the Company and each Subsidiary will cease to be a Participating Employer upon termination of the Plan as to its Qualified Employees (and, in the case of the Company, its Qualified Directors) and the satisfaction in full of its obligations under the Plan.

Performance Unit Award.  A “Performance Unit Award” is a Performance Unit Award under the Marten Transport, Ltd. 2005 Stock Incentive Plan.

Plan.  “Plan” means the Marten Transport, Ltd. Deferred Compensation Plan, as from time to time amended or restated.

Plan Year.  “Plan Year” means the calendar year.

Plan Rules.  “Plan Rules” are rules, policies, practices or procedures adopted by the Administrator pursuant to Section 8.2.

Price per Share.  The “Price per Share” on a given date is the closing market price per share of Company Stock at the end of the regular trading session on the last business day of the calendar month immediately preceding or concurrent with the date in question as reported on the NASDAQ Stock Market Composite Tape on that day (or if no shares of Company Stock were traded or quoted on that day, as of the next preceding day on which shares of Company Stock were traded or quoted).

Qualified Employee.  “Qualified Employee” means an individual who performs services for a Participating Employer as an employee of the Participating Employer (as classified by the Participating Employer at the time the services are performed without regard to any subsequent reclassification), whose Base Compensation exceeds an amount established by Plan Rules, and who is either (a) an officer of the Participating Employer elected by the Participating Employer’s Board, or (b) a management employee of the Participating Employer who is selected by the Compensation Committee of the Company’s Board.  The Company may, pursuant to Plan Rules, establish additional requirements or conditions an employee must satisfy in order to be treated as a Qualified Employee under the Plan.

Subsidiary.  “Subsidiary” means any corporation, at least a majority of whose outstanding securities ordinarily having the right to vote at elections of directors is owned (directly or indirectly) by the Company.

Termination of Employment.  “Termination of Employment” means a severance of a Participant’s employment relationship with each Participating Employer and all Affiliates, for any reason.  A “Termination of Employment” will be deemed to occur if, based on the relevant facts and circumstances to the Participant, the Participating Employer, all Affiliates and Participant reasonably anticipate that the level of bona fide future services to be performed by the Participant for the Participating Employer and all Affiliates will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period.  A bona fide leave of absence that is six months or less, or during which an individual retains a reemployment right, will not cause a Termination of Employment.  In the case of a leave of absence without a right of reemployment that exceeds the time periods described in this paragraph, a Termination of Employment will be deemed to occur once the leave of absence exceeds six months.  Notwithstanding the foregoing, a Termination of Employment shall not occur unless such termination also qualifies as a “separation from service,” as defined under Code section 409A and related guidance thereunder.

Valuation Date.  “Valuation Date” means the last day of each calendar month on which the NASDAQ Stock Exchange is open for regular business and any interim dates selected by the Administrator.

ARTICLE 2.
PARTICIPATION AND DEFERRAL ELECTIONS

2.1.	Eligibility for Participant Deferral Credits.

(a)
First Day of Plan Year.  An individual who is a Qualified Employee on the first day of a Plan Year is eligible to defer Base Compensation pursuant to Section 2.8(a) and Annual Bonus pursuant to Section 2.8(b) with respect to the Plan Year.

(b)	Performance Unit Award Deferrals. An individual who is a Qualified Employee at the time of the grant of a Performance Unit Award is eligible to defer income from such Award pursuant to Section 2.8(c).

2.2.	Loss of Eligibility For Participant Deferral Credits.

(a)
401(k) Hardship Withdrawal.  A Qualified Employee who receives a hardship withdrawal from a 401(k) plan maintained by a Participating Employer, or by any other employer required to be aggregated with the Participating Employer under Code section 414(b), (c), (m) or (o), will have his or her election to defer Base Compensation or Annual Bonus under the Plan cancelled, with any new election subject to the deferral election requirements of Section 2.8.

(b)
Affect on Deferral Elections.  An Active Participant’s deferral election for a Plan Year is irrevocable after the latest day on which the election may be made except in the event of a 401(k) hardship withdrawal under Section 2.2(a).

2.3.
Transfer Among Participating Employers.  A Participant who transfers employment from one Participating Employer to another Participating Employer or to an Affiliate of a Participating Employer will, for the duration of the Plan Year during which the transfer occurs, continue to participate in Participant Deferral Credits pursuant to Section 3.2 of the Plan in accordance with the deferral election in effect before the transfer.

2.4.
Multiple Employment.  A Participant who is simultaneously employed as a Qualified Employee with more than one Participating Employer will participate in the Plan as a Qualified Employee of all such Participating Employers on the basis of a single deferral election pursuant to Section 2.8 applied ratably to his or her Base Compensation from each Participating Employer and applied ratably to his or her Annual Bonus from each Participating Employer if the Annual Bonus deferral election was made in a dollar amount or applied separately to his or her Annual Bonus from each Participating Employer if the election was made in a percentage.

2.5.	Eligibility for Discretionary Employer Credit. Each Qualified Employee is eligible to receive a Discretionary Employer Credit.

2.6.
Conditions of Participation.  Each Qualified Employee, as a condition of participation in the Plan, is bound by all the terms and conditions of the Plan and the Plan Rules, and must furnish to the Administrator such pertinent information and execute such election forms and other instruments as the Administrator or Plan Rules may require by such dates as the Administrator or Plan Rules may establish.  All elections, directions, designations and similar actions required in connection with the Plan must be made in accordance with and are subject to the terms of the Plan and Plan Rules.

2.7.
Termination of Participation.  A Participant will cease to be a Participant as of the date on which he or she is not then eligible to make deferrals or to receive a Discretionary Employer Credit and his or her entire Account balance has been distributed.

2.8.	Deferral Elections.

(a)	Base Compensation. Base Compensation deferrals will be made in accordance with the following rules:

(i)
A Qualified Employee may elect to defer all or any portion of his or her Base Compensation for a Plan Year.  Plan Rules may specify minimum and maximum deferral amounts for a Plan Year, payroll periods or both.

(ii)
An election made pursuant to this subsection will be effective at the time and in the manner specified in Plan Rules after the Administrator receives a complete and accurate election provided receipt is prior to the first day of the Plan Year to which the election relates.

(b)	Annual Bonus. Annual Bonus deferrals will be made in accordance with the following rules:

(i)
A Qualified Employee may elect to defer all or any portion of his or her Annual Bonus for the Plan Year from a minimum percentage or dollar amount to a maximum percentage or dollar amount, as specified in Plan Rules.

(ii)
An election made by a Qualified Employee pursuant to this subsection will be effective at the time and in the manner specified in Plan Rules after the Administrator receives a complete and accurate election provided receipt is prior to the last day of the Plan Year immediately preceding the Plan Year in which the Annual Bonus is earned.

(c)	Performance Unit Award Deferrals. Performance Unit Award deferrals will be made in accordance with the following rules:

(i)
A Qualified Employee may elect to defer all or a portion of the income attributable to the vesting of a Performance Unit Award from a minimum percentage or dollar amount to a maximum percentage or dollar amount, as specified in Plan Rules.

(ii)
An election made by a Qualified Employee pursuant to this subsection will be effective at the time and in the manner specified in Plan Rules after the Administrator receives a complete and accurate election, provided receipt is prior to:

(A)	the last day of the Plan Year immediately preceding the Plan Year in which the Performance Unit Award is granted; or

(B)
if the Administrator determines that a Participant’s Performance Unit Award is “performance-based compensation” under Code section 409A, a date that is at least six (6) months before the end of the performance period over which the services giving rise to the Performance Unit Award were performed; or

(C)
if the Administrator determines the Performance Unit Award is subject to a condition requiring the Qualified Employee to continue to provide services for a period of at least 12 months following the date of the grant to avoid forfeiture of the payment, a date that is not later than 30 days after the date of the grant and is at least 12 months prior to the earliest date at which the forfeiture condition could lapse (other than on account of death, disability or upon a change in control).

(d)	Cancellation of Deferral Elections. An election to defer under Sections 2.8(a), (b) or (c) may only be cancelled as permitted under Section 2.2.

ARTICLE 3.
CREDIT TO ACCOUNTS

3.1.	Participant Accounts.

(a)	Participant Deferral Account. For each Participant who elects deferrals pursuant to Section 2.8, the Administrator will establish and maintain a Participant Deferral Account.

(b)
Discretionary Account.  For each Participant for whom a Participating Employer elects to make a discretionary credit pursuant to Section 3.3, the Administrator will establish and maintain a Discretionary Account.

(c)	Subaccounts.

(i)
Multiple Participating Employers.  If a Participant makes deferrals with respect to Base Compensation or Annual Bonus from more than one Participating Employer, or receives discretionary credits attributable to service with more than one Participating Employer, amounts attributable to each Participating Employer will be credited to separate subaccounts within the appropriate Account.

(ii)
Distribution Elections.  If a Participant has made different distribution elections for amounts credited under Sections 3.2 and 3.3 for particular Plan Years, then, the Administrator will maintain separate subaccounts within each Account, each of which will evidence amounts credited to the Account pursuant to any such election with respect to which the Participant has elected an identical form and timing of distribution.

3.2.	Participant Deferral Credits.

(a)
Timing of Base Compensation and Annual Bonus Deferral Credits.  A Qualified Employee’s Base Compensation and Annual Bonus deferral will be credited to his or her Participant Deferral Account not later than the last day of the calendar month first following the date on which the Participant would have otherwise received the Base Compensation or Annual Bonus but for his or her deferral election under Section 2.8.

(b)
Timing of Performance Unit Award Deferral Credit.  A Qualified Employee’s Performance Unit Award deferrals will be credited to his or her Participant Deferral Account not later than the last day of the calendar month first following the date on which such Performance Unit Award would have vested and the Qualified Employee would have received payment but for his or her deferral election under Section 2.8.

3.3.
Discretionary Employer Credits.  A Participating Employer may from time to time credit the Discretionary Account of any Participant with an amount determined by the Participating Employer, including amounts vesting under a Performance Unit Award.  If a Participating Employer chooses to make such a credit, the Administrator will in accordance with Plan Rules provide the Participant with a notice that specifies the amount of the credit, the timing of the credit, and any conditions that the Participant must satisfy to be entitled to the credit.  Credits pursuant to this section will be made, if at all, on a Participant-by-Participant basis.  If a Participating Employer chooses to credit the Discretionary Account of a Participant, the Participating Employer is not, as a result, required to make any credit to the Discretionary Account of any other Participant, whether or not he or she is otherwise similarly situated.

3.4.	Earnings Credits.

(a)
Designation of Investment Funds.  The Administrator will designate two or more investment funds which will serve as the basis for determining adjustments pursuant to this section.  The Administrator may, from time to time, designate additional investment funds or eliminate any previously designated investment funds.  The designation or elimination of a fund pursuant to this subsection is not a Plan amendment.  The Administrator will not be responsible in any manner to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of an investment fund.

(b)
Participant Direction.  A Participant must direct the manner in which amounts credited to his or her Deferral Account pursuant to Section 3.2 will be deemed to be invested among the investment funds designated pursuant to Subsection (a).  Amounts will be deemed to be invested in accordance with the Participant’s direction on or as soon as administratively practicable after the date as of which the amounts are credited to the Participant’s Deferral Account.  If a Participant fails to direct the manner in which amounts credited to his or her Account will be deemed to be invested, then the Administrator will treat the Account as invested in the default investment fund(s) as determined in accordance with Plan Rules.

(c)
Change in Direction for Future Credits.  A Participant may direct a change in the manner in which future credits to his or her Deferral Account pursuant to Section 3.2 will be deemed to be invested among the investment funds designated pursuant to Subsection (a).  The direction will be effective for amounts credited to the Participant’s Deferral Account pursuant to Section 3.2 at the time and in the manner specified in Plan Rules after the date on which the Administrator receives the direction from the Participant.

(d)
Change in Direction for Existing Account Balance.  A Participant may direct a change in the manner in which his or her existing Deferral Account balance is deemed to be invested among the investment funds designated pursuant to Subsection (a).  The direction will be effective at the time and in the manner specified in Plan Rules after the date on which the Administrator receives the direction from the Participant.

(e)
Account Adjustment.  The Administrator will cause Participants’ Accounts to be separately adjusted as of each Valuation Date, in a manner determined by the Administrator to be uniform and equitable, to reflect the income, expense, gains, losses, fees and the like that would have resulted since the last Valuation Date had the Participant’s investment directions pursuant to this section actually been implemented.  To the extent determined by the Administrator to be necessary in conjunction with any distribution pursuant to the Plan, the Administrator will cause the Account from which the distribution is to be made to be adjusted to reflect a good faith estimate by the Administrator of any fees and other expenditures payable after the date of the distribution in connection with deemed investment activity in the Account through and including the date of the distribution.  Any such estimate is binding on the Participating Employer and the person to whom the distribution is made.

(f)
Administrator’s Obligations and Responsibilities.  The sole obligation of the Administrator with respect to the designation or elimination of any investment fund designated pursuant to Subsection (a) is to act in accordance with the express terms of Subsection (a).  By way of example and without limiting the previous sentence, the Administrator is not required, and no course of conduct will cause it to be required, to investigate or monitor any designated fund to any extent or for any purpose or to take or refrain from taking any action with respect to a fund because of any aspect of the performance of the fund.  The designation of a limited number of investment funds is solely for administrative convenience and in no way reflects any endorsement of any such funds by the Administrator.

(g)
Participant Responsibilities.  Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to this section.  Neither any Participating Employer, any of its directors, officers or employees nor the Administrator has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by the Participant pursuant to this section.

(h)
Company Stock Fund.  The Company Stock Fund will be one of the designated investment funds under Subsection (a).  Unless otherwise expressly provided in this subsection, the Company Stock Fund is subject to all of the provisions of the Plan applicable to other designated investment funds including, without limitation, the other subsections of this section.

(i)	Description. The Company Stock Fund will be deemed to be invested in Company Stock.

(ii)
Eligibility.  To be eligible to direct to have his or her Deferral Account deemed to be invested in the Company Stock Fund, a Participant must be either covered by the Company’s executive stock ownership guidelines or selected by the Committee of the Company’s Board.  A Participant who is selected by the Committee of the Company’s Board will be eligible to direct to have his or her Account deemed to be invested in the Company Stock Fund effective as of a date specified in a written notice provided to the Participant by the Administrator.

(iii)
Deemed Investments.  All deemed investments in the Company Stock Fund, whether pursuant to Subsection (b), (c) or (d), will be effective as of the last day of the calendar month that first follows by at least 10 days (or such shorter period as Plan Rules may allow) the date on which (1) the Administrator receives the direction from the Participant or (2) in the case of such a direction pursuant to Subsection (b) relating to amounts credited to the Participant’s Deferral Account after the effective date of the direction pursuant to Subsection (b) and before the effective date of a change in the direction pursuant to Subsection (c), the date as of which the amounts are credited to the Participant’s Deferral Account.  Deemed investments in the Company Stock Fund will be reflected in full and fractional shares of Company Stock.  The conversion of dollar denominated credits into shares in connection with any deemed investment in the Company Stock Fund will be made by dividing the dollar amount of the deemed investment by the Price per Share on the effective date of the deemed investment.

(iv)
Transfer Restrictions.  A Participant may not, at any time, direct a transfer out of the Company Stock Fund pursuant to Subsection (d) of any amounts credited to the Discretionary Account that are deemed to be invested in the Company Stock Fund.

(v)	Dividends. If the Company pays dividends on Company Stock, Accounts that are deemed to be invested in the Company Stock Fund will be adjusted to reflect the dividend in accordance with Plan Rules.

(i)
Performance Unit Award Deferrals; Discretionary Account.  A Participant’s Performance Unit Award deferrals initially credited to his or her Deferral Account and the Participant’s Discretionary Account will be deemed to be invested in the Company Stock Fund.

3.5.	Vesting. Each Participant always has a fully vested nonforfeitable interest in his or her Account.

3.6.
Effect of Actions Constituting Cause.  Notwithstanding Section 3.5 or anything else in this Plan to the contrary, in the event that the Participant is determined by the Compensation Committee of the Board, acting in its sole discretion, to have committed any action that would constitute Cause, irrespective of whether such action or the Committee’s determination occurs before or after the Participant’s Termination of Employment, all rights of the Participant under the Plan shall terminate and be forfeited without notice of any kind, including rights to receive any distribution under Article 4.

ARTICLE 4.
DISTRIBUTION

4.1.	Distribution to Participant Before Termination of Employment.

(a)	In-Service Distributions.

(i)
Each Participant will be provided with an opportunity to elect to receive a distribution of all or any portion of his or her Participant Deferral Account as of a specified date or dates prior to his or her Termination of Employment.  The election must be made in conjunction with the deferral election that the Participant makes pursuant to Section 2.8.

(ii)
The first distribution date specified in an election made pursuant to clause (i) may not be before the first day of the second Plan Year after the Plan Year to which the deferral election relates.  A Participant may not specify more than one distribution date per Plan Year.

(iii)
If the Participant experiences a Termination of Employment before a specified distribution date, the Participant’s election pursuant to this subsection will become ineffective on his or her Termination of Employment and distribution of his or her remaining Account balance will be made pursuant to Section 4.2 or 4.3, as the case may be.

(iv)
Any distribution pursuant to this subsection will be made in a lump sum cash payment on or as soon as administratively practicable but not more than 90 days after the date specified by the Participant.  If the Participant elected a specific dollar amount, the amount of the distribution will be the specified amount or the balance of the Participant’s Deferral Account as of the Valuation Date coinciding with or immediately preceding the date on which the payment is made (reduced by the amount of any other distribution from the Account after that Valuation Date), whichever is less.

(b)
Reduction of Account Balance.  The balance of the Participant’s Deferral Account will be reduced (but not below zero) by the amount of the distribution as of the beginning of the next day after the Valuation Date coinciding with or last preceding the date of the distribution.

4.2.	Distribution to Participant After Termination of Employment – Deferral Account

(a)
Time.  Except as otherwise provided under Section 4.1(a) and 4.2(b)(iii) (relating to the 5-year redeferral rule) and subject to Section 4.6, distribution to a Participant of his or her Deferral Account will be made or commenced on or within 90 days after the date of the Participant’s Termination of Employment.

(b)
Form.  Upon a Participant’s Termination of Employment, distribution to the Participant of his or her Deferral Account will be made in the form of a lump sum payment, unless the Participant has properly elected to receive his or her distribution in an alternative form.

(i)
Company Stock.  To the extent that a Participant’s Account is deemed to be invested in whole shares of Company Stock, at the time of a distribution to the Participant pursuant to this section, the distribution will be made to the Participant in whole shares of Company Stock.  Any fractional share will be valued based on the Price per Share on the date of the distribution and the value of the fractional share will be distributed to the Participant in cash.

(ii)
Election.  Except as otherwise specifically provided in the Plan, each Participant will be provided with an opportunity to irrevocably elect in accordance with Plan Rules an optional form of distribution (among the forms described in clause (iv)).  The election must be made prior to the Plan Year during which the Participant’s services are performed for which the credits under Section 3.2 relate (together with earnings credits thereon), or if the Participant satisfies the requirements of Section 2.8(c), within the deadline for making the election under Section 2.8(c).

(iii)
5-Year Redeferral Election.  If the time for making an election under clause (ii) has expired, Participant may elect to change the form of his or her distribution to a form described in clause (iv) or to a single lump sum, provided the election (1) is made on a properly completed form received by the Administrator at least twelve (12) months prior to the date that the Participant’s first scheduled payment was to begin; (2) is not effective until at least twelve (12) months after the date on which the election is made, and (3) delays the commencement of the payment at least five (5) years beyond the date the payment was otherwise scheduled to begin.

(iv)
Installments.  A Participant may elect to receive his or her distribution in the form of five (5) or ten (10) annual installments.  For purposes of Code section 409A, an installment distribution will be treated as a single payment.

(v)
Distribution of Small Amounts.  If the balance of the Participant’s Deferral Account on his or her Termination of Employment is less than Twenty Five Thousand and no/100 Dollars ($25,000.00), then notwithstanding the election made under clause (ii), distribution to the Participant will be made in the form of a lump sum payment.

(c)	Amount.

(i)
Lump Sum.  The amount of a lump sum payment from a Participant’s Deferral Account will be equal to the balance of the Deferral Account as of the Valuation Date coinciding with or immediately preceding the date on which the payment is made (reduced by the amount of any other distribution from the Account after that Valuation Date).

(ii)
Installments.  The amount of an installment payment from a Participant’s Deferral Account will be determined by dividing the balance of the Deferral Account as of the Valuation Date coinciding with or immediately preceding the date on which the payment is made (reduced by the amount of any other distribution from the Deferral Account after that Valuation Date) by the total number of remaining payments (including the current payment).  The undistributed portion of a Deferral Account distributed in the form of installment payments will continue to be credited with earnings in accordance with Section 3.4.

(d)
Reduction of Account Balance.  The balance of the Deferral Account from which a distribution is made will be reduced (but not below zero) by the amount of the distribution as of the beginning of the next day after the Valuation Date coinciding with or last preceding the date of the distribution.

4.3.	Distribution to Participant – Discretionary Account.

(a)
Time.  Distribution to a Participant of his or her Discretionary Account will be made or commenced on or within 90 days after the later of (i) the date of the Participant’s Termination of Employment, or (ii) the date the Participant attains age sixty-two (62).

(b)
Form.  Distribution of the Participant’s Discretionary Account will be made in the form of a lump sum payment, in whole shares of Company Stock, with any fractional share, valued based on the Price Per Share on the date of distribution, distributed to the Participant in cash.

4.4.	Distribution to Beneficiary.

(a)	Time. Distribution to a Beneficiary will be made on the date that is 60 days after the date of the Participant’s death.

(b)
Form.  Distribution to the Participant’s Beneficiary will be made in the form of a lump sum payment whether or not payments had commenced to the Participant in the form of installments prior to his or her death.  The distribution will be made in the form of cash except that to the extent that the Participant’s Account is required to be invested in the Company Stock Fund under Section 3.4(i), the distribution will be made to the Beneficiary in whole shares of Company Stock.  Any fractional share will be valued based on the Price per Share on the date of the distribution and the value of the fractional share will be distributed to the Beneficiary in cash.

(c)
Amount.  The amount of a lump sum payment will be equal to the balance of the Participant’s Account as of the Valuation Date coinciding with or immediately preceding the date on which the payment is made (reduced by the amount of any other distribution from the Account after that Valuation Date).  If there are multiple Beneficiaries, the total amount distributed will be divided among the Beneficiaries as directed by the Participant in the Beneficiary designation.

(d)
Reduction of Account Balance.  The balance of the Account from which a distribution is made will be reduced (but not below zero) by the amount of the distribution as of the beginning of the next day after the Valuation Date coinciding with or immediately preceding the date of the distribution.

(e)	Beneficiary Designation.

(i)
Each Participant may designate, on a form furnished by the Administrator, one or more primary Beneficiaries or alternative Beneficiaries to receive all or a specified part of his or her Account, and the additional amount described in Subsection (c), after his or her death, and the Participant may change or revoke any such designation from time to time.  No such designation, change or revocation is effective unless executed by the Participant and received by the Administrator during the Participant’s lifetime.

(ii)	If a Participant

(1)	fails to designate a Beneficiary, or

(2)	revokes a Beneficiary designation without naming another Beneficiary, or

(3)	designates one or more Beneficiaries, none of whom survives the Participant or exists at the time in question,

for all or any portion of his or her Account, such Account or portion will be paid to the Participant’s surviving spouse or, if the Participant is not survived by a spouse, to the representative of the Participant’s estate.

(iii)
The automatic Beneficiaries specified above and, unless the designation otherwise specifies, the Beneficiaries designated by the Participant, become fixed as of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of the payment due such Beneficiary, the payment will be made to the representative of such Beneficiary’s estate.  Any designation of a Beneficiary by name that is accompanied by a description of relationship or only by statement of relationship to the Participant is effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

4.5.
Payment in Event of Incapacity.  If any individual entitled to receive any payment under the Plan is, in the judgment of the Administrator, physically, mentally or legally incapable of receiving or acknowledging receipt of the payment, and no legal representative has been appointed for the individual, the Administrator may (but is not required to) cause the payment to be made to any one or more of the following as may be chosen by the Administrator:  the Beneficiary (in the case of the incapacity of a Participant); the institution maintaining the individual; a custodian for the individual under the Uniform Transfers to Minors Act of any state; or the individual’s spouse, children, parents, or other relatives by blood or marriage.  The Administrator is not required to see to the proper application of any such payment and the payment completely discharges all claims under the Plan against the Participating Employer, the Plan and Trust to the extent of the payment.

4.6.
Six-Month Suspension for Specified Key Employee.  If at the time of the Participant’s Termination of Employment (other than on account of death), the Participant is a “specified employee” for purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Code, any payment due the Participant on account of his or her Termination of Employment will be suspended and not paid until the first day of the calendar month immediately following the date that is six (6) months after the date of the Participant’s Termination of Employment, or if earlier, upon the Participant’s death.

ARTICLE 5.
SOURCE OF PAYMENTS; NATURE OF INTEREST

5.1.
Establishment of Trust.  A Participating Employer may establish a trust, or may be covered by a trust established by another Participating Employer, with an independent corporate trustee.  The trust must (a) be a grantor trust with respect to which the Participating Employer is treated as the grantor for purposes of Code section 677, (b) not cause the Plan to be funded for purposes of Title I of ERISA and (c) provide that the trust assets will, upon the insolvency of a Participating Employer, be used to satisfy claims of the Participating Employer’s general creditors.  The Participating Employers may from time to time transfer to the trust cash, marketable securities or other property acceptable to the trustee in accordance with the terms of the trust, provided such transfer does not trigger taxation under Code section 409A(b).

5.2.	Source of Payments.

(a)
Each Participating Employer will pay, from its general assets, the portion of any benefit pursuant to Article 4 or Section 6.3 or 6.4 attributable to a Participant’s Account with respect to that Participating Employer, and all costs, charges and expenses relating thereto.

(b)
The Trustee will make distributions to Participants and Beneficiaries from the Trust in satisfaction of a Participating Employer’s obligations under the Plan in accordance with the terms of the Trust.  The Participating Employer is responsible for paying any benefits attributable to a Participant’s Account with respect to that Participating Employer that are not paid by the Trust.

5.3.
Status of Plan.  Nothing contained in the Plan or Trust is to be construed as providing for assets to be held for the benefit of any Participant or any other person or persons to whom benefits are to be paid pursuant to the terms of the Plan, the Participant’s or other person’s only interest under the Plan being the right to receive benefits in accordance with the terms of the Plan.  The Trust is established only for the convenience of the Participating Employers and the Participants, and no Participant has any interest in the assets of the Trust.  To the extent the Participant or any other person acquires a right to receive benefits under the Plan or the Trust, such right is no greater than the right of any unsecured general creditor of the Participating Employer.

5.4.
Non-assignability of Benefits.  The benefits payable under the Plan and the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

ARTICLE 6.
ADOPTION, AMENDMENT, TERMINATION

6.1.
Adoption.  With the prior approval of the Administrator, a Subsidiary may adopt the Plan and become a Participating Employer by furnishing to the Administrator a certified copy of a resolution of its Board adopting the Plan.

6.2.	Amendment.

(a)	Right. The Company reserves the right to amend the Plan at any time to any extent that it may deem advisable.

(b)	Method. To be effective, an amendment must be stated in a written instrument approved in advance or ratified by the Company’s Board and executed in the name of the Company by an officer.

(c)
Binding Effect.  An amendment adopted in accordance with Subsection (b) is binding on all interested parties as of the effective date stated in the amendment; provided, however, that no amendment may retroactively deprive any Participant, or the Beneficiary of a deceased Participant, of any benefit to which he or she is entitled under the terms of the Plan in effect immediately prior to the effective date of the amendment or the date on which the amendment is adopted, whichever is later.

(d)
Applicability to Participants Who Have Experienced a Termination of Employment.  The provisions of the Plan in effect on a Participant’s Termination of Employment will, except as otherwise expressly provided by a subsequent amendment, continue to apply to such Participant.

(e)
Change in Control.  Notwithstanding anything in the Plan to the contrary, from and after the occurrence of a Change in Control, no amendment may be made to the Plan that would adversely affect the terms and conditions associated with the Account balance of any Participant as of the date of the Change in Control.

6.3.
Termination of Participation.  Notwithstanding any other provision of the Plan to the contrary, if determined by the Administrator to be necessary to ensure that the Plan is exempt from ERISA to the extent contemplated by Section 1.3, or upon the Administrator’s determination that a Participant’s interest in the Plan has been or is likely to be includable in the Participant’s gross income for federal income tax purposes prior to the actual payment of benefits pursuant to the Plan, the Administrator may take any or all of the following steps:

(a)	terminate the Participant’s future participation in the Plan;

(b)
if (and only to the extent) the Participant’s interest in the Plan has become subject to tax under Code section 409A, cause such Participant’s interest in the Plan to be distributed to the Participant in the form of an immediate lump sum cash payment in an amount determined in accordance with Section 4.2(c); and/or

(c)
transfer the benefits that would otherwise be payable pursuant to the Plan for all or any of the Participants to a new plan that is similar in all material respects (other than those which require the action in question to be taken.)

6.4.
Termination.  The Company reserves the right to terminate the Plan in its entirety at any time, including following a Change in Control  Each Participating Employer reserves the right to cease its participation in the Plan at any time.  The Plan will terminate in its entirety or with respect to a particular Participating Employer as of the date specified by the Company or such Participating Employer in a written instrument adopted in the same manner as an amendment.  Upon the termination of the Plan in its entirety or with respect to any Participating Employer, the Company or Participating Employer, as the case may be, will either cause (a) any benefits to which Participants have become entitled prior to the effective date of the termination to continue to be paid in accordance with the provisions of Article 4 or (b) the entire interest in the Plan of any or all Participants, or the Beneficiaries of any or all deceased Participants, to be distributed in the form of an immediate lump sum payment in an amount determined in accordance with Section 4.2(c), provided, however, acceleration of distributions following a termination of the Plan will be made if and only to the extent and at the times permitted under Code section 409A.

ARTICLE 7.
CONSTRUCTION, INTERPRETATION AND DEFINITIONS

7.1.
Cross Reference.  References within a section of the Plan to a particular subsection refer to that subsection within the same section and references within a section or subsection to a particular clause refer to that clause within the same section or subsection, as the case may be.

7.2.
Governing Law.  To the extent that state law is not preempted by the provisions of ERISA, or any other laws of the United States, all questions pertaining to the construction, validity, effect and enforcement of the Plan will be determined in accordance with the internal, substantive laws of the State of Wisconsin without regard to the conflict of law rules of the State of Wisconsin or any other jurisdiction.

7.3.	Headings. The headings of articles and sections are included solely for convenience of reference; if there exist any conflict between such headings and the text of the Plan, the text will control.

7.4.	Number and Gender. Wherever appropriate, the singular may be read as the plural, the plural may be read as the singular and one gender may be read as the other gender.

ARTICLE 8.
ADMINISTRATION

8.1.
Administrator.  The general administration of the Plan and the duty to carry out its provisions is vested in the Administrator.  The Administrator may delegate such duty or any portion thereof to a named person or persons and may from time to time revoke such authority and delegate it to another person or persons.

8.2.
Plan Rules.  The Administrator has the discretionary power and authority to make such Plan Rules as the Administrator determines to be consistent with the terms, and necessary or advisable in connection with the administration of the Plan and to modify or rescind any such Plan Rules.

8.3.
Administrator’s Discretion.  The Administrator has the discretionary power and authority to make all determinations necessary for administration of the Plan, except those determinations that the Plan requires others to make, and to construe, interpret, apply and enforce the provisions of the Plan and Plan Rules whenever necessary to carry out its intent and purpose and to facilitate its administration, including, without limitation, the discretionary power and authority to remedy ambiguities, inconsistencies, omissions and erroneous benefit calculations.  In the exercise of its discretionary power and authority, the Administrator will treat all similarly situated persons uniformly.

8.4.
Specialist’s Assistance.  The Administrator may retain such actuarial, accounting, legal, clerical and other services as may reasonably be required in the administration of the Plan, and may pay reasonable compensation for such services.  All costs of administering the Plan will be paid by the Participating Employers.

8.5.
Indemnification.  The Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer, and employee of the Company or any of its Subsidiaries against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by, or asserted against such person at any time by reason of such person’s services in connection with the Plan, but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.  The Participating Employers have the right, but not the obligation, to select counsel and control the defense and settlement of any action for which a person may be entitled to indemnification under this provision.

8.6.
Benefit Claim Procedure.  If a request for a benefit by a Participant or Beneficiary of a deceased Participant is denied in whole or in part, he or she may, not later than 30 days after the denial, file with the Administrator a written claim objecting to the denial.

(a)
The Administrator, not later than 90 days after receipt of such claim, will render a written decision to the claimant on the claim.  If the claim is denied, in whole or in part, such decision will include the reason or reasons for the denial; a reference to the Plan provisions on which the denial is based; a description of any additional material or information, if any, necessary for the claimant to perfect his or her claim; an explanation as to why such information or material is necessary; and an explanation of the Plan’s claim procedure.

(b)
The claimant may file with the Administrator, not later than 60 days after receiving the Administrator’s written decision, a written notice of request for review of the Administrator’s decision, and the claimant or his or her representative may thereafter review relevant Plan documents which relate to the claim and may submit written comments to the Administrator.

(c)
Not later than 60 days after receipt of such review request, the Administrator will render a written decision on the claim, which decision will include the specific reasons for the decision, including a reference to the Plan’s specific provisions where appropriate.

(d)
The foregoing 90- and 60-day periods during which the Administrator must respond to the claimant may be extended by up to an additional 90- or 60 days, respectively, if special circumstances beyond the Administrator’s control so require and notice of such extension is given to the claimant prior to the expiration of such initial 90- or 60-day period, as the case may be.

(e)	A Participant or Beneficiary must exhaust the procedure described in this section before making any claim of entitlement to benefits pursuant to the Plan in any court or other proceeding.

8.7.
Disputes.  No civil action arising out of or relating to this Plan may be commenced by a Participant or Beneficiary more than two (2) years after the Participant or Beneficiary had knowledge (or should have had knowledge) of the facts or circumstances that give rise to, or form the basis for, such action.

ARTICLE 9.
MISCELLANEOUS

9.1.
Withholdings and Offsets.  The Participating Employers retain the right to withhold from any compensation, deferral and/or benefit payment pursuant to the Plan, any and all income, employment, excise and other tax as the Participating Employers reasonably determines is required.

9.2.
Other Benefits.  Neither amounts deferred nor amounts paid pursuant to the Plan constitute salary or compensation for the purpose of computing benefits under any other benefit plan, practice, policy or procedure of a Participating Employer unless otherwise expressly provided thereunder.

9.3.
No Warranties Regarding Tax Treatment.  The Participating Employers make no warranties regarding the tax treatment to any person of any deferrals or payments made pursuant to the Plan and each Participant will hold the Administrator and the Participating Employers and their officers, directors, employees, agents and advisors harmless from any liability resulting from any tax position taken in good faith in connection with the Plan.

9.4.
No Rights to Continued Service Created.  Neither the establishment of nor participation in the Plan gives any individual the right to continued employment with the Company or service on the Company’s board of directors or limits the right of the Participating Employer to discharge, transfer, demote, modify terms and conditions of employment or service on the Company’s board of directors or otherwise deal with any individual without regard to the effect which such action might have on him or her with respect to the Plan.

9.5.
Special Provisions.  Special provisions of the Plan applicable only to certain Participants may be set forth on an exhibit to the Plan adopted in the same manner as an amendment to the Plan.  In the event of a conflict between the terms of the exhibit and the terms of the Plan, the exhibit controls.  Except as otherwise expressly provided in the exhibit, the generally applicable terms of the Plan control all matters not covered by the exhibit.

9.6.
Successors.  Except as otherwise expressly provided in the Plan, all obligations of the Participating Employers under the Plan are binding on any successor to the Participating Employer whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Participating Employer.